Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2013 (June 21, 2013, as to the effects of presenting Best Buy Europe as discontinued operations), relating to the consolidated financial statements and financial statement schedule of Best Buy Co., Inc., and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the Company changing its fiscal year end from the Saturday nearest the end of February to the Saturday nearest the end of January and concerning the retrospective adjustment to present the Best Buy Europe business as discontinued operations), and our report dated March 27, 2013, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of the Company dated June 21, 2013, and our report dated June 27, 2013 appearing in the Annual Report on Form 11-K of the Best Buy Retirement Savings Plan for the year ended December 31, 2012.

Minneapolis, Minnesota
November 19, 2013